Exhibit 99.1

Unify Reports Second Quarter Fiscal 2005 Results

SACRAMENTO, Calif.—(BUSINESS WIRE)—Nov. 23, 2004—Unify Corp. (OTCBB:UNFY) today announced financial results for its second quarter of fiscal 2005 ended Oct. 31, 2004.

Total revenues in the second quarter were $2.8 million, flat compared to $2.8 million in the second quarter of fiscal 2004. Software licenses revenue was $1.3 million, a seven percent decrease, compared to $1.4 million for the same quarter last fiscal year. Services revenue increased eight percent to $1.5 million, compared to $1.4 million in the comparable 2004 quarter. Net loss was $634,000, or $0.02 loss per basic share, compared to net income of $61,000, or $0.00 earnings per share in the second quarter of fiscal 2004.

For the first six months, total revenues were $5.5 million, a nine percent decrease, compared to total revenues of $6.1 million for the comparable period last year. Year to date net loss is $1.1 million, or $0.04 loss per share, compared to a net loss of $83,000, or $0.00 loss per share in six months ended last year.

Unify ended the first quarter with total cash and cash equivalents of $5.0 million and stockholders’ equity of $3.5 million.

“While our second quarter results were less than expected, we made firm progress on building a pipeline and generating visibility for Unify NXJ,” said Todd Wille, president and CEO of Unify. “We continue to see enthusiastic acceptance of Unify NXJ when companies have an urgent ‘need it yesterday’ requirement for an application solution. A high point for the quarter was the launch of Unify NXJ 10.5, which garnered a number of positive reviews from the media, industry analysts and customers.”

Quarterly Highlights

Highlights for the second quarter included:

•                  The launch and general availability of Unify NXJ 10.5

•                  Unify NXJ 10.5 earned Recommended status from the CRN Test Center

•                  Unify NXJ 10.5 received Good and Excellent ratings from the eWeek Test Center

•                  Network Computing magazine review of Unify NXJ 10.5 was titled “Sweet Package for Biz Apps”

•                  Cast & Crew selected Unify NXJ to automate production cost services for major movie studios

•                  Symphony Group won Best Use of Technology Award in regional finals of UK National Business Award

Conference Call

Unify will hold its quarterly conference call today beginning at 2:00 p.m. Pacific Time. Interested listeners should dial 877-692-2592 prior to the start of the conference call. The call will also be webcast. Online listeners can visit www.unify.com/investors prior to the start of the call for login information. A replay of the call will be available until Nov. 30, 2004, by dialing 877-519-4471 and entering the passcode 5384291.

About Unify

Unify develops and markets Unify NXJ, an application solution for need-it-yesterday requirements, where business success is often defined as “how fast can you act and how fast do you react” with implemented applications. Unify’s customers include ASI, Cast & Crew Entertainment, Inc., Credit Lyonnais, Citigroup Inc., Documentum, Fox Racing, GE Healthcare, GlaxoSmithKline, Heineken, PCN, Pinnacol Assurance, Pioneer Natural Resources, Pioneer Electronics, Savings Bank of the Russian Federation and TravelCenters of America. Founded in 1980, Unify is headquartered in Sacramento, Calif. with offices in the U.K., France and Australia, in addition to a worldwide network of distributors. Visit Unify at www.unify.com.

This press release contains “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward-looking statements are denoted by words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and other variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by our forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic conditions in the computer and software industries, domestically and worldwide, the Company’s ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company’s relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors and the Company’s ability to attract and retain employees in key positions. In addition, Unify’s forward-looking statements should be considered in the context of other risks and uncertainties discussed in our SEC filings available for viewing on its web site at “Investor Relations,” “SEC filings” or from the SEC at www.sec.gov.

UNIFY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31, 2004	April 30, 2004
Assets

Current assets:
Cash and cash equivalents	$4,967	$6,606
Accounts receivable, net	2,514	2,848
Prepaid expense & other current assets	663	543
Total current assets	8,144	9,997

Property and equipment, net	390	338
Other investments	214	214
Other assets	186	194
Total assets	$8,934	$10,743

Liabilities and Stockholders’ Equity

Current liabilities:
Line of credit	$760	$—
Current portion of long term debt	217	146
Account payable	396	523
Other accrued liabilities	901	1,340
Accrued compensation and related expenses	769	812
Deferred revenue	2,339	3,360
Total current liabilities	5,382	6,181

Other long term liabilities	76	70

Commitments and contingencies

Stockholders’ equity:
Common stock	28	27
Additional paid in capital	63,249	63,205
Accumulated other comprehensive loss	64	18
Accumulated deficit	(59,865)	(58,758)
Total stockholders’ equity	3,476	4,492
Total liabilities and stockholders’ equity	$8,934	$10,743

UNIFY CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2003	2004	2003
Revenues:
Software Licenses	$1,301	$1,406	$2,465	$3,242
Services	1,509	1,398	3,078	2,863
Total revenues	2,810	2,804	5,543	6,105

Cost of Revenues:
Software licenses	85	101	168	187
Services	362	328	726	648
Total cost of revenues	447	429	894	835

Gross profit	2,363	2,375	4,649	5,270

Operating Expenses:
Product development	743	672	1,432	1,679
Selling, general and administrative	2,261	1,633	4,322	3,486
Write-down of other investments	—	—	—	175
Total operating expenses	3,004	2,305	5,754	5,340

Income (loss) from operations	(641)	70	(1,105)	(70)
Other income (expense), net	17	(1)	1	(3)
Income (loss) before income taxes	(624)	69	(1,104)	(73)
Provision for income taxes	10	8	4	10
Net income (loss)	$(634)	$61	$(1,108)	$(83)

Net income (loss) per share:
Basic	$(0.02)	$0.00	$(0.04)	$(0.00)
Dilutive	$(0.02)	$0.00	$(0.04)	$(0.00)
Shares used in computing net income (loss) per share:
Basic	27,629	21,474	27,564	21,408
Dilutive	27,629	22,594	27,564	21,408